Exhibit 99.1

  Corporate Communications Contact:
Media Relations (847) 700-5538

UAL CORPORATION REPORTS A LOSS FOR THE FIRST QUARTER

          CHICAGO, April 18, 2001 -- UAL Corporation (NYSE: UAL), the holding company whose primary subsidiary is United Airlines, reported first-quarter financial results today.

          The company incurred a loss of $305 million or a loss per basic share of $5.82, excluding the cumulative effect of a change in accounting principle.  This compares to first-quarter 2000 net earnings of $136 million, or $0.84 per share, also excluding the cumulative effect of a separate change in accounting principle as well as a one-time charge associated with the asset write-down and losses related to subleases on certain non-operating aircraft.

Chairman's Comments

          "The first quarter was a challenging one for United, from both the revenue and cost perspectives," said James E. Goodwin, UAL Corporation Chairman and Chief Executive Officer.  "We, along with the rest of the industry, experienced a decline in higher-yielding business travel due to the impact of the softening U.S. economy, and this negatively affected our revenue performance for the quarter.  Furthermore, because business travelers represent a high percentage of our customer base, and because many of our customers are concentrated on the technology-intensive West Coast, we were particularly affected by the worsening revenue environment.

          "On the cost side, while expenses were in line with our expectations, labor and fuel costs were up dramatically over the same period last year, when we had below-market pay levels and significant fuel-hedge benefits.

          "We are actively taking steps to reduce our costs and improve profitability.  One example is the program we put in place during the quarter to reduce costs throughout the company by $200 million.  However, we are making every effort to minimize the impact of the program on customer service.

          "Despite the challenging financial conditions, we were pleased with the marked improvement in our operational performance and customer-satisfaction ratings during the quarter.  Our on-time arrival performance improved over last year's first-quarter performance, a period of minimal disruptions to operations.  In addition, our on-time arrival and mishandled baggage rankings as reported by the U.S. Department of Transportation improved for both January and February.  For the same period, we saw encouraging improvement to the customer-satisfaction ratings of our premium customers."

First-quarter Highlights

          Despite the difficult economic environment in the first quarter, United continued to develop its core airline business and build strategic businesses that leverage the value of the United franchise.  Highlights include:

US Airways Acquisition.  Several events took place during the quarter that point to positive progress on the merger.  In January, the European Commission approved the transaction.  Also in January, UAL Corporation and AMR Corporation announced a memorandum of understanding that provides for certain divestitures and contractual arrangements, contingent on the consummation of the acquisition.  In March, UAL announced a memorandum of understanding with Atlantic Coast Airlines, one of the United Express carriers, to sell it the US Airways' regional airline subsidiaries.  Also in March, UAL and US Airways agreed to an extension of the DOJ review to allow the DOJ to review documents related to the transaction with American Airlines, a subsidiary of AMR Corporation.  UAL and the various parties are negotiating definitive agreements to implement the memoranda of understanding, and there can be no assurances that such definitive agreements will be entered into.  Given the complexity of the transactions and the review process, the company is no longer optimistic that it will close the transaction in the second quarter.

E-Commerce.  The company completed the launch of country-specific versions of the award-winning web site in all 26 countries United serves, enabling United customers worldwide to compare fares in their local currency and book travel on the award-winning united.com, as well as view site content in their native language.  Gross air bookings on united.com in the first quarter grew 73 percent from the same period last year.  Total United revenue over the Internet reached $225 million in the first quarter versus $158 million a year ago, representing a 42 percent increase.

Fleet Rationalization.  Responding to the increasingly difficult economic environment, United made strategic adjustments to its fleet plan.  During the first quarter, the company began the early retirement of its Boeing 727 fleet, as well as completing the retirement of its McDonnell Douglas DC-  10 fleet.

More Space, Comfort and Ease of Travel.  United launched the most comprehensive deployment of airport innovations of any airline.  Designed to make the air travel experience faster and easier, the program uses high-tech innovations, such as United Easy Info and United EasyCheck-In, to provide more information and save time for both customers and employees.  Also during the quarter, the company expanded its popular Economy Plus program to certain international aircraft.  (Economy Plus provides frequent-flier customers up to five extra inches of legroom in the United Economy cabin and has met with markedly favorable response from these premium customers.)  In addition, the company completed the deployment of United First Suite, its lie-flat bed product, on its Boeing 777 aircraft.  United was the first U.S. airline to offer a lie-flat bed product on its international aircraft in First Class or any other class of service.

 Mileage Plus®. United's frequent-flier program, Mileage Plus, welcomed new partners Ameritrade, E-Loan and Nieman Marcus during the quarter.  The program grew significantly, with revenue from third-party mileage sales reaching $133 million in the first quarter, a 25 percent increase over the same period last year.
  Dividend

          UAL Corporation declared a $0.3125 dividend per share of UAL common stock on March 22, payable May 1 to stockholders of record as of April 16, 2001.

Second-quarter and Full-year Outlook

          The company expects that, based on current revenue trends, the year-over-year decline in second-quarter unit revenue will be considerably worse than the first-quarter decline.  These revenue trends, combined with higher labor and fuel costs, lead the company to project a loss for the second quarter.  Should the revenue trends continue on a longer-term basis, the company expects to post a loss for the full year.  The following table summarizes the company's expectations for expense factors affecting second-quarter and full-year performance.

Year-over-year Percent Change*
Second Quarter 2001		Full Year 2001
Available seat miles	1.7%	2.2%
Fuel price per gallon, average (incl. tax)	21%	8%
Operating expenses per available seat mile	12%	5%

*The outlook figures do not reflect the impact of the US Airways merger.  Should the merger be consummated, the outlook would change.

United's first-quarter conference call will be broadcast April 18 on www.united.com at 9:00 a.m. ET.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain information contained in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent current expectations, are naturally subject to uncertainty and changes in circumstances, and represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release.

Some factors that could significantly impact earnings, revenues, unit revenues, expenses, costs, unit costs, capacity and fleet plan include, without limitation: the airline pricing environment; industry capacity decisions; competitors' route decisions; the outcome of the planned United and US Airways merger; the cost of crude oil and jet fuel; results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the effective deployment of customer-service tools and resources; the growth of e-commerce and off-tariff distribution channels; the success of the company's cost-reduction efforts; fuel costs; foreign currency exchange-rate fluctuations; the ultimate outcome of existing litigation; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, unforeseen events, changed circumstances or otherwise.

- UAL -

The web page address for UAL Corp. and United Airlines is united.com

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended March 31
	2001	2000	% Change
Operating revenues:
Passenger	$ 3,812	$ 3,967	(3.9)
Cargo	192	217	(11.5)
Other operating revenues	420	362	16.0
	4,424	4,546	(2.7)
Operating expenses:
Salaries and related costs	1,852	1,515	22.2
Aircraft fuel	664	539	23.2
Commissions	228	249	(8.4)
Purchased services	421	403	4.5
Aircraft rent	208	222	(6.3)
Landing fees and other rent	235	229	2.6
Depreciation and amortization	252	232	8.6
Special charges	-	41	-
Aircraft maintenance	200	189	5.8
Other operating expenses	755	675	11.9
	4,815	4,294	12.1

Earnings (loss) from operations	(391)	252

Other income (expense):
Interest expense	(129)	(98)	31.6
Interest capitalized	22	20	10.0
Interest income	36	16	125.0
Equity in losses of affiliates	(7)	(1)	-
Miscellaneous, net	(20)	(12)	66.7
	(98)	(75)
Earnings (loss) before income taxes, distributions on
preferred securities and cumulative effect	(489)	177
Provision (credit) for income taxes	(185)	66
Earnings (loss) before distributions on preferred
securities and cumulative effect	(304)	111
Distributions on preferred securities, net of tax	(1)	(1)
Cumulative effect of accounting change, net of tax	(8)	(209)
Net loss	$ (313)	$ (99)

Per share, basic:
Earnings (loss) before cumulative effect	$ (5.82)	$ 1.42
Cumulative effect of accounting change, net of tax	(0.15)	(4.14)
Net loss	$ (5.97)	$ (2.72)

Per share, diluted:
Earnings (loss) before cumulative effect	$ (5.82)	$ 0.62
Cumulative effect of accounting change, net of tax	(0.15)	(1.80)
Net loss	$ (5.97)	$ (1.18)

Weighted average shares (basic)	52.8	50.5
Weighted average shares (diluted)	52.8	116.1
_____________
See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United").

(2)	Per share amounts were calculated after providing for dividends on preferred stock, including ESOP convertible preferred stock, of $2 million and $38 million, in the 2001 and 2000 first quarters, respectively. Basic per share amounts were based on weighted average common shares outstanding. Diluted per share amounts include potential common shares including ESOP shares committed to be released, unless the result would be anti- dilutive. A comparison of results for the three- month periods follows:

Three- month Period
		2001	2000
	Earnings (loss) before special charges and cumulative effect	$ (5.82)	$ 0.84
	Special charges, net	-	(0.22)
	Cumulative effect of accounting change, net	(0.15)	(1.80)
		$ (5.97)	$ (1.18)

(3)	The Financial Accounting Standards Board staff is contemplating issuing an announcement on the computation of basic earnings per share covering convertible securities that participate in dividends on the issuer's common stock. This announcement requires consideration of such securities in the computation of basic earnings per share, if the effect is dilutive. UAL's ESOP preferred stocks are convertible securities that participate in dividends on its common stock. The guidance in the announcement would be applied retroactively by restating previously reported basic earnings per share. Upon announcement, the Company expects to restate, as appropriate, all previously filed reports as soon as practicable.

(4)	Included in UAL's results of operations are the results of its wholly owned subsidiary, United Aviation Fuels Corporation ("UAFC"). During the first quarter of 2001, UAFC recorded revenues of $237 million for fuel sales to third parties, compared to revenues of $192 million in the first quarter of 2000.

(5)	During the first quarter of 2001, UAL adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended. SFAS No. 133 requires every derivative instrument to be recorded in the balance sheet as either an asset or a liability measured at its fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Accordingly, UAL has recorded a charge of $8 million, net of tax, for the cumulative effect of a change in accounting principle.

(6)	During the first quarter of 2000, UAL changed its method of accounting for the sale of mileage to participating partners in the Mileage Plus program, in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). Under the new accounting method, a portion of the revenue from the sale of mileage is deferred and recognized when the transportation is provided. Accordingly, UAL recorded a charge of $209 million, net of tax, for the cumulative effect of a change in accounting principle to reflect application of the accounting method to prior years.

In the first quarter 2001, United recognized revenue from the sale of miles to Mileage Plus partners of $133 million. This represents a 25 percent increase over first quarter 2000.

(7)	Also during the first quarter of 2000, UAL recorded a special charge of $26 million, net of tax, associated with the write- down and losses related to subleases on certain non- operating aircraft previously used in the United Express operation.

UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

	Three Months Ended March 31
	2001	2000	% Change
FINANCIAL SUMMARY (UNAUDITED)
(in millions)

Operating revenues	$ 4,418	$ 4,533	(2.5)

Operating expenses	4,846	4,252	14.0

Earnings (loss) from operations	$ (428)	$ 281

OPERATING STATISTICS

Revenue passengers (in thousands)	18,860	20,141	(6.4)

Revenue passenger miles (in millions)	28,770	29,014	(0.8)

Available seat miles (in millions)	42,094	42,524	(1.0)

Passenger load factor (percent)	68.3	68.2	+0.1 pt.

Breakeven passenger load factor (percent)	76.0	63.4	+12.6 pt.

Passenger revenue per passenger mile (cents)	13.15	13.58	(3.2)

Operating revenue per available seat mile (cents)	10.49	10.66	(1.6)

Operating expenses per available seat mile (cents)	11.51	10.00	15.1

Average price per gallon of jet fuel (cents)	91.1	73.0	24.8

Number of aircraft in operating fleet at end of period	606	595

Average full- time equivalent employees (thousands)	98.6	96.3	2.4

Note: Revenue and expenses associated with United's dedicated freighter operations are included in the calculations of unit revenue and unit cost for 2000. However, dedicated freighter operations do not increase available seat miles, which is used as the denominator in the calculation of unit revenue and unit cost. The inclusion of these revenues and expenses do not have a material effect on unit revenue and unit cost.